Exhibit 99.2
CORPORATE PARTICIPANTS
Pablo Paez
The GEO Group, Inc. — Director — Corporate Relations
George Zoley
The GEO Group, Inc. — Chairman, CEO
Jerry O’Rourke
The GEO Group, Inc. — SVP, CFO
Brian Evans
The GEO Group, Inc. — VP-Finance, Treasurer, Chief Accounting Officer
Wayne Calabrese
The GEO Group, Inc. — Vice Chairman, President, COO
CONFERENCE CALL PARTICIPANTS
Todd Van Fleet
First Analysis — Analyst
Kevin Campbell
Avondale Partners — Analyst
T.C. Robillard
Banc of America Securities — Analyst
Jeff Kessler
Lehman Brothers — Analyst
William Gilchrist
Westfield Capital — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the fourth quarter 2007 The GEO Group earnings conference call. My name is Lisa and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session toward the end of today’s conference. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded for replay purposes.
I would now like to turn the presentation over to your host for today’s conference, Mr. Pablo Paez, Director of Corporate Relations. Please proceed, sir.

Pablo Paez — The GEO Group, Inc. — Director-Corporate Relations
Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s fourth quarter and year-end 2007 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer; Wayne Calabrese, Vice Chairman, President and Chief Operating Officer; Jerry O’Rourke, Chief Financial Officer; and Brian Evans, Vice President of Finance, Treasurer and Chief Accounting Officer.
This morning, we will discuss our fourth quarter and year end performance, current business development activities, and conclude the call with a question-and-answer session. This conference is also being webcast live on our Website at www.thegeogroupinc.com. A replay of the audio webcast will be available on the Website for one year. A telephone replay of the audio webcast will also be available through March 13 at 1-888-286-8010. The pass code for the telephone replay is 24342195.

During this call we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results may be found on the conference call section of our Investor Relations Webpage.
Before I turn the call over to George, please let me remind you that much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as of result of various factors contained in our Securities and Exchange Commission filings, including the Forms 10-K, 10-Q and 8-K reports.
With that, please allow me to turn this call over to George Zoley.

George Zoley — The GEO Group, Inc. — Chairman, CEO
Thank you, Pablo. Good morning to everyone and thank you for joining me today as I provide an overview of our financial results for the fourth quarter and year-end 2007, update our 2008 projects under development and discuss our guidance for 2008. When I conclude my prepared remarks, I will open up the call to a question-and-answer session.
A year ago, we announced that our Company had experienced the best year in our history, in 2006. I’m very pleased to announce that 2007 now exceeded 2006 and is now the best year our Company has ever experienced. This past year was extraordinary in many respects for The GEO Group. We completed the acquisition of CentraCore Properties Trust at a cost of $430 million, thereby increasing our facility assets by approximately that amount.
We completed a $230 million equity offering allowing us to reduce our debt by $200 million. We split our stock two-for-one, thus increasing our publicly traded flow to more than $51 million. During 2007, we activated 10 new or expanded projects representing 5400 beds and approximately $100 million in additional annualized revenues.
Our total revenues for the year broke through the $1 billion mark for the first time, representing an important milestone for our Company. We believe our performance strongly validates the continuing success of our Company’s uniquely diversified growth platform.
Our three business units delivered strong financial results, driven primarily by the new projects brought online in 2007, as I mentioned earlier, and strong performance at a number of our correctional and residential treatment facilities, both at the state and federal levels.
Our fourth-quarter pro forma earnings increased 32% to $14.1 million, or $0.27 per share, based on 51.8 million shares, compared to $10.7 million, or $0.26 per share, based on 40.3 million shares for the same period in 2006.
For the full year, pro forma earnings increased 59% to $51.5 million, or $1.05 per share, based on 49.2 million shares, from $32.4 million, or 0.91 per share, based on 35.7 million shares in 2006.
Our pro forma earnings for the fourth quarter exclude approximately $1.3 million, or $0.02 per share, in after-tax startup expenses, approximately $400,000, or $0.01 per share in after-tax costs associate with the phaseout of our Coke County and Dickens County contracts in Texas, and approximately $800,000, or $0.02 per share, related to the write-off of deferred acquisition expenses.
Our full-year pro forma results exclude these items as well as the write-off of deferred financing fees associated with the paydown of $200 million in term loan borrowings during the first quarter, $0.01 per share associated with the onetime after-tax construction cost overruns related to the South Bay and Morehaven prison expansions, and $0.01 per share in after-tax costs associated with the phaseout of our Dickens County, Texas contract in the third and fourth quarter of the year.
On a GAAP basis, our fourth quarter 2007 income from continuing operations was $11.5 million, or $0.22 per share, based on 51.8 million shares, compared to $10.5 million, or $0.26 per share, based on 40.3 million shares during the same period in 2006.
For the full year, our GAAP income from continuing operations was $41.3 million, or $0.84 per share, based on 49.2 million shares, compared to $30.3 million, or $0.85 per share, based on 35.7 million shares in 2006.
All of our financial results reflect the effect of our June 1 two-for-one stock split and our prior three-for-two stock split in October 2006.

Our revenue during the fourth quarter increased to $262.6 million from $247.4 million for the same period in 2006. Quarterly revenues reflect $27.6 million in pass-through construction revenues as compared to $37 million in pass-through construction revenues for the same period in 2006.
Year-end revenues increased to $1.02 billion from $860.9 million in 2006. Full-year revenues reflect $108.8 million in pass-through construction revenue as compared to $74 million for full-year 2006.
Our top-line growth has been driven by the factors I mentioned in the beginning of the call — new contract activations during 2007, which totaled 10 new or expanded projects, approximately 5400 beds and $100 million in additional annualized operating revenues, and strong performance from a number of our state and federal facilities.
Our companywide average per diem rate for the fourth quarter was $60.75 compared to $50.69 for the same period in 2006. Our companywide paid level of occupancy was approximately 97%, excluding idle facilities in Baldwin, Michigan and Coke County, Texas.
Our adjusted EBITDA increased 47% to $37.1 million for the fourth quarter of 2007, from $25.2 million for the same period in 2006. Year-end adjusted EBITDA increased 57% to $143.2 million from $91.2 million in 2006.
Our adjusted free cash flow for the fourth quarter of 2007 increased 68% to $19.5 million from $11.6 million for the same period a year ago. For the full year, our adjusted free cash flow increased 60% to $82.6 million from $51.5 million in 2006. We can now self-fund approximately 1500 beds per year at Company-owned facilities by using only our free cash flow.
The significant growth in our revenues, our net income and our adjusted EBITDA and our free cash flow in 2007 as compared to 2006 demonstrates the success of our investment in diversified growth strategy over the last several years. Looking ahead, we believe 2008 will be an even better year. During 2008, we expect to commence operations at seven new projects representing approximately 5900 beds with more than $100 million of additional normalized operating revenues.
We are optimistic that one year from today, we will be able to announce that 2008 surpassed 2007 as the best year in our Company’s history. We have previously provided guidance for 2008, which I will address after I discuss a number of upcoming events and provide an update on our recent contract rebids and our projects currently under development.
I would like to begin with the New Castle Correctional Facility in Indiana, which is owned by the State of Indiana. The New Castle facility currently houses approximately 2200 inmates, of which 630 are Arizona prisoners under an agreement between the State of Indiana and the State of Arizona. The Indiana Department of Corrections has determined it has an increased need to use additional beds at the New Castle facility for Indiana inmates beginning in April 2008. We expect to transfer approximately 100 Arizona inmates out of the New Castle facility every two weeks beginning in the first week of April, while simultaneously filling these vacant beds with additional Indiana inmates, reaching an initial total of over 2000 Indiana inmates.
Concurrently, we have been authorized by the Arizona Department of Corrections to increase the capacity at our central Arizona facility in Florence from its current 1000 beds to 1200 beds. We expect to begin taking the 200 additional Arizona prisoners in the first quarter. These incremental beds were added without any construction and will offset any financial impact from the transfer of Arizona inmates out of the New Castle facility in Indiana, along with the additional Indiana prisoners at the New Castle facility.
Moving to our recent contract rebids, on November 27, our contract with Delaware County, Pennsylvania, to operate the 1883-bed George W. Hill Correctional Facility was renewed for two more years. Under the new two-year contract extension, the facility is expected to generate approximately $39 million in annual operating revenues.
On December 20, we were selected by [Bexar County] to negotiate a five-year contract to continue to operate the 688-bed Central Texas Detention Facility in downtown San Antonio. We are currently working with the county to finalize terms for a new five-year agreement.
Additionally, the OFDT recently awarded GEO a new ten-year contract inclusive of four two-year option periods for the continued management of our 222-bed Queens Detention Facility in New York, which houses detainees for the US Marshals Service. Under the new ten-year contract, the facility is expected to generate approximately $13 million in annualized revenues.

Now I would like to discuss our facility openings and startup activities for 2008. As we announced in our recent press release, in Clayton County, Georgia, we have signed a contract for the housing of US Marshals’ detainees at the 576-bed [Robert Dayton] facility, which we lease from the county. We expect to receive a notice to proceed within the next few days, which will begin the intake of detainees at that facility, and we expect the facility to ramp up to full occupancy by the end of the first quarter.
Our contract provides for a fixed monthly-based payment with an 80% occupancy guarantee, and they billing us to recover all of our fixed costs and desired economics at this guaranteed level of occupancy. We receive a nominal per diem above the guaranteed occupancy level. At the 576-bed occupancy level, the facility is expected to generate approximately $16 million in annualized revenues.
We are in the process of expanding the facility by an additional 192 beds, with completion and initial intake expected in October 2008. When completed, we expect the expanded facility to generate approximately $20 million in annualized revenues at the 768-bed occupancy level.
In Louisiana, we have completed the activation and ramp-up of the 416-bed Phase 1 of our LaSalle Detention Facility for ICE. As previously disclosed, we are further expanding the facility by 744 beds. We initially expected to complete the 744-bed expansion early in the second quarter of 2008. However, we are currently experiencing a weather-related construction delay, and as a result, we now expect to complete and open the 744-bed Phase 2 expansion by May 1.
Upon completion and full occupancy, the $30 million expansion will generate over $12 million in additional annualized revenues. The expansion costs are being funded from Company free cash flow.
In Clayton, New Mexico, we are constructing a new 625-bed facility using tax-exempt nonrecourse revenue bond financing issued by the town of Clayton. The facility will house New Mexico prisoners under an IGA between the New Mexico Corrections Department and the town, who in turn has a management and operations contract with GEO. The target opening date for the facility has been delayed by approximately one month from July to August. This managed-only facility is expected to generate $11 million in annual operating revenues, exclusive of debt service.
We are working on three separate projects in Texas. In Montgomery County, we are awaiting the County’s completion of an 1100-bed nonrecourse bond financed detention facility, which we expect will be used by other state or federal agencies. We expect to open this managed-only facility in September and estimate it will generate $14 million in annual operating revenues.
In Laredo, we are building the 1500-bed Rio Grande Detention Center for the US Marshals Service under contract with the Office of the Federal Detention Trustee. This facility will cost approximately $86 million when completed and is being Company financed. We expect the contract to generate approximately $36 million in annual revenues when the facility is available to open by October of this year.
Our contract with OFDT provides for a fixed monthly payment with an occupancy guarantee of 50%, enabling us, again, to recover all of our fixed costs and desired economics at the guaranteed occupancy level. We receive a nominal per diem for population levels in excess of the 50% guarantee.
In Maverick County, we are constructing a 654-bed detention facility which is being financed through the issuance of nonrecourse project revenue bonds. We anticipate the project will be completed and ready for occupancy by the county or federal detention agencies in September. At full occupancy, this managed-only facility will generate approximately $10 million in annualized operating revenues, exclusive of debt service.
Finally, in Mississippi, the State is building a nonrecourse bond finance 500-bed expansion to our East Mississippi Correctional Facility, which we expect to open in October, generating $5 million in additional annualized revenues.
I would now like to address our guidance for 2008. While we are experiencing a weather-related construction delay related to the expansion of our LaSalle Detention Facility, we are maintaining our financial guidance for 2008. This construction delay is offset by improved Companywide performance in other areas. We are maintaining our 2008 operating revenue guidance in a range of $1.01 billion to $1.03 billion, excluding pass-through construction revenues. We are maintaining our earnings per share guidance for the full year 2008 in a pro forma range of $1.27 to $1.35.
As we disclosed in our last conference call, our fourth quarter 2007 was impacted by a seasonal decline in federal inmate populations at two of our Texas facilities, which in turn led to the delay in intake of federal detainees at our Val Verde facility expansion and our LaSalle Detention Facility in Louisiana. The seasonal decline in the fourth quarter, which was localized to the two Texas facilities, took through the end of January to correct itself for the most part. The LaSalle facility is currently enjoying a high level of occupancy, but we still have a couple of hundred beds available at the Val Verde expansion, which holds US marshals detainees.

We are maintaining our first-quarter 2008 revenue guidance in the range of 240 to $245 million, excluding pass-through construction revenues, and our earnings guidance in the pro forma range of $0.25 to $0.27 per share. Our first-quarter pro forma earnings guidance excludes $0.02 in after-tax startup expenses and $0.01 in after-tax bid and proposal expenses related to international business opportunities we are pursuing in the United Kingdom and South Africa. Additionally, as we have discussed previously, our first-quarter results are impacted by employment taxes, which are front-loaded.
We are maintaining second-quarter 2008 revenues in the range of 245 to $250 million, excluding pass-through construction revenues, and earnings in the pro forma range of $0.30 to $0.32 per share, excluding $0.02 in after-tax startup expenses and $0.01 in after-tax international bid and proposal expenses.
We are maintaining third-quarter 2008 revenues in the range of $255 million to $260 million, excluding pass-through construction revenues, and earnings in the pro forma range of $0.33 to $0.35 per share, excluding $0.08 in after-tax startup expenses.
We are maintaining fourth-quarter 2008 revenues in the range of $270 million to $275 million, excluding pass-through construction revenues, and earnings in the pro forma range of $0.39 to $0.41 per share, excluding $0.01 in after-tax startup expenses.
Our 2008 guidance includes a number of assumptions, such as the continued operation of our existing contracts at projected occupancy levels, the activation of our new projects on schedule, and the activation of one new contract by GEO Care in the second half of the year.
Our guidance does not include the potential reactivation of our Baldwin, Michigan, facility, where we have 500 idle beds. We are marketing these beds to a number of agencies around the country. We also have sufficient acreage adjacent to this facility and others to expand by the current bed capacity.
Our guidance also does not take into account our possible reactivation of the Coke County, Texas, facility, which is currently the subject of a public auction by its owners, the County.
Further, our guidance does not assume any additional contract wins by any of the three business units, US Corrections, International Services and GEO Care, which could represent additional upside to our projections.
I would now like to discuss our projects under development scheduled to open in 2009. In Florida, we are expanding our recently completed 1500-bed great Graceville Correctional Facility by an additional 384 beds. We expect the expansion to become operational in March of 2009. Upon completion, the expansion will generate approximately $5 million in additional annualized revenues with occupancy guarantee of 90%.
In Colorado, we are about to begin an 110- bed expansion of our company-owned detention center in Aurora. We expect the expansion to be completed and ready for occupancy during the fourth quarter of 2009. The expansion will cost approximately $72 million, which will be funded through Company financing. We expect the 1100-bed expansion to generate approximately $30 million in additive annual operating revenues.
All together, we have 90 project activations, seven that are scheduled to open in 2008 and two that are scheduled for 2009. These new activations will add approximately 7400 beds and generate over $140 million in combined annualized operating revenues when fully normalized. We believe that this represents the largest and most diversified organic growth pipeline in our industry.
Now, I would like to discuss our capital expenditure requirements, as well as our new business development activities. We have recently completed or are currently developing a number of projects using Company financing. We estimate that these existing capital projects will cost approximately $246 million through the second half of 2009, of which $106 million was completed by year end 2007.
We estimate our CapEx requirements for 2008 to be approximately $94 million. This breaks down to approximately $44 million for the first quarter, $21 million for the second quarter, $14 million for the third quarter and $14 million for the fourth quarter. We currently have approximately $44 million in cash on hand to fund these projects, and we are generating approximately $7 million per month, or $85 million annually, in free cash flow.
In addition, we have approximately $80 million available after letters of credit under our $150 million revolving credit facility which bears interest at LIBOR plus 1.5%. We have enough financial flexibility to carry out our current capital projects program and pursue additional development projects of new facilities, as well as expansions of existing sites.

Moving to our pending proposals and new business development opportunities, we are competing for a number of opportunities at the state and federal levels in the United States. At the federal level, we are awaiting a contract award for the solicitation issued by the Office of the Federal Detention Trustee for the development and management of a 1000-bed detention facility for the US marshals to be located near Las Vegas, Nevada. We expect an award to be announced in the second quarter of 2008.
Further, Congress has approved a budget for 2008 fiscal year and has provided funding that supports a 4500-bed increase in the immigration detention beds to 32,000 beds from the prior year’s 27,500. We currently have approximately 5200 beds housing Federal Bureau of Prisons offenders, 4700 beds housing US Marshals detainees, and 4700 beds housing Immigration detainees for ICE, for a total of more than 14,000 federal beds, which represents 34% of our total correction detention beds in the United States. We currently have just under 29,000 beds housing our state and county populations, which represents two-thirds of our total US beds.
With regard to state opportunities, we have responded to a solicitation issued by the Arizona Department of Administration for 2000 new in-state minimum security beds. We expect awards to be published in the second quarter of 2008.
In Virginia, we submitted an unsolicited proposal for a 1500- to 2000-bed Medium Custody Correctional Facility to be located in Charlotte County, Virginia, under a state statute that allows companies to submit unsolicited proposals for an apparent state requirement. The Virginia Department of Corrections has decided to move forward with GEO to Phase 2 of this procurement, with the state expecting to authorize the issuance of project revenue bonds to finance the new facility. We expect a final contract with GEO to be signed in the second or third quarter of this year.
In addition to these proposals, we are currently working on a number of negotiated projects which may involve the expansion of existing GEO facilities to meet the needs of our existing state and federal customers. We also expect a number of solicitation opportunities from state and federal agencies over the next 12 to 18 months. Specifically in Florida, we believe the state will be considering the addition of approximately 6000 new beds during the upcoming legislative session.
Now turning to our international business unit, in England, the Ministry of Justice has issued RFPs for two new 600-bed prison projects. We have responded with our prequalification responses and we expect to be on the short list of preferred vendors for these two projects.
Administrative Justice has previously announced plans to increase prison capacity by 9500 additional new beds by 2012. On December 5, the Secretary of State for the Justice in the United Kingdom announced a program for building a further 10,500 prison beds. This program includes building up to three large prisons housing around 2500 offenders each, as well as closing old and inefficient prisons. It is expected that many of these new prison beds will be provided by the private sector. We will continue to monitor the UK market and believe we are well-positioned with our GEO UK subsidiary to take advantage of these future opportunities.
In South Africa, we have responded to the requests for prequalification for the design construction and financing operation of five new 3000-bed prisons late last month. We are waiting to be shortlisted for these projects, totaling 15,000 new beds. Based on successful development and operation of our South Africa 3000-bed prison, we believe that we are very well-positioned to capitalize on new growth opportunities in South Africa.
With regard to mental health and residential treatment facilities, our GEO Care Team has been marketing to several states around the country, and we expect to compete for new projects in the near-term. In Pennsylvania, we have responded to an RFP issued by the Commonwealth for the management and operation of two forensic centers totaling more than 200 beds, valued in excess of $40 million in annualized operating revenues. We are expecting contract awards for this solicitation to be announced during the first quarter of 2008.
In summary, we are very pleased with the financial performance of our three business units during 2007 and we remain optimistic about our outlook for 2008. We have what we believe is the largest organic pipeline in our industry with nearly 400 beds under development in 2008 and 2009 representing over $140 million in normalized annual revenues. We are currently competing for more than 20,000 beds in the US and overseas this year; we hope to win our share. Additionally, we are actively considering those facilities that can be expanded for our existing clients.
This concludes my presentation. I would now like to open the call to any questions.

QUESTION AND ANSWER

Operator
Jeff Kessler with Lehman Brothers.

Manav Patnaik, Lehman Brothers
Hi. This is Manav for Jeff. Thank you firstly for all of the detail on the call. Just a few follow-up questions, I suppose. On the U.S. Corrections side, could you give us your take on the revised set of projections by the — you know, the articles and stuff that came out from Texas? How are you viewing that and what sort of impact do you expect — or no impact do you expect to have on sort of your facilities and relationship with the state?

George Zoley — The GEO Group, Inc. — Chairman, CEO
Well, we’re actually encouraged that the state has announced the need for additional treatment beds. We have a long history in the state of Texas, going back to the early ‘90s, of providing treatment services for the state, and we have several existing locations where we feel we can provide such treatment beds. And we are aware of other greenfield sites that could also provide those additional beds.

Manav Patnaik, Lehman Brothers
Okay. And I guess in GEO Care, besides the Pennsylvania RFP, could you talk about maybe if you have seen any other indications of interest from other states? And also, in the guidance, you talk about you expect one new contract or you baked in one new contract in the second half of 2008. Could you give us a little more color on that contract and maybe sort of the size that you’re baking into the numbers?

George Zoley — The GEO Group, Inc. — Chairman, CEO
With respect to your first question, GEO Care business development continues at a number of different states. And I am not really at liberty to disclose which of those states we are speaking to, because we consider that proprietary information.
With respect to Pennsylvania, we have recently submitted a best in finals for the two facilities we’re competing for. And as I said in my conference call script, they both total approximate $40 million, and we are hopeful of winning one of them. But we will await the results, which we believe will occur by the end of the first quarter.

Manav Patnaik, Lehman Brothers
So just to clarify, so the one contract that you have baked in for the second half of 2008 in your guidance is one of the two Pennsylvania centers that you have bid for.

George Zoley — The GEO Group, Inc. — Chairman, CEO
Yes.

Manav Patnaik, Lehman Brothers
Okay, and I guess finally, just on the international side, I know you gave color on the beds and stuff. But I guess from a revenue impact or from a financial impact, would you expect at some point for that to hit towards the end of 2008 or are we still talking 2009 and beyond?

Wayne Calabrese, Vice Chairman, President, and COO
International.

George Zoley — The GEO Group, Inc. — Chairman, CEO
International — would be later in the year — ’09.

Wayne Calabrese, Vice Chairman, President, and COO
’09 and beyond.

Manav Patnaik, Lehman Brothers
Okay. All right. I think that’s all for now. Thanks a lot, guys.

Operator
Todd Van Fleet with First Analysis.

Todd Van Fleet — First Analysis — Analyst
Morning, guys. Nice quarter. I wanted to ask you about Arizona and sounds like Indiana requiring more beds. I would guess that at some point, moving through 2008, they might actually want more of those bed where the Arizona inmates are currently residing. Can you expand the Florence facility further without construction, where you’re going to accommodate the 200 inmates? Is it possible to go further or is kind of 200 the max, and then you have to start actually allocating some capital to build out that facility? So that is one-half of the question.
And then related to that, would Arizona — are they one of the states to which you are marketing the Baldwin facility? Thanks.

George Zoley — The GEO Group, Inc. — Chairman, CEO
We have other land in close proximity to that facility. So we are in a position to construct additional beds. The current facility, we don’t believe, can expand any further without new construction. We believe these 200 additional beds, incremental beds that we discussed in the conference call, is really the limit, as far as how many additional new beds you can provide without new construction.

Todd Van Fleet — First Analysis — Analyst
How about their desire — perhaps interest in maybe using Michigan, George?

George Zoley — The GEO Group, Inc. — Chairman, CEO
Well, I think that remains to be seen. They have a procurement in place right now for 2000 beds, but obviously, it will take some time for those 2000 beds to come online — I would say, a year and a half to two. And in the interim, they may feel the need for additional capacity. And we have talked to them in the past about Michigan.

Todd Van Fleet — First Analysis — Analyst

Okay. Let me ask you one more before I jump off. Regarding the expansion at Aurora in Colorado, are there a series of legislative hurdles or zoning hurdles that need to be overcome prior to that expansion being completed, so you can actually receive inmates into that facility? Or could you talk a little bit about what some of the complicating factors might be before you can actually receive the inmates?

George Zoley — The GEO Group, Inc. — Chairman, CEO
Well, it is an urban location, and there are more hoops to go through from a planning standpoint. But there are not any zoning issues, per se. But there are lots of planning issues, such as proper buffering from adjacent neighborhoods and lines of site. So it is a much more sophisticated community that it takes more care and time in reviewing construction plans.
And it takes longer to construct in Colorado. But there aren’t any zoning issues, so I think we will be on track to deliver the facility, as we have identified it, at the latter part of 2009.

Todd Van Fleet — First Analysis — Analyst
Again, there are multiple customers potentially for that facility, George? Ultimately maybe only one customer in the facility, but you are marketing it to more than one customer?

George Zoley — The GEO Group, Inc. — Chairman, CEO
It could be another federal user; that is a possibility.

Todd Van Fleet — First Analysis — Analyst
Not state?

George Zoley — The GEO Group, Inc. — Chairman, CEO
No.

Todd Van Fleet — First Analysis — Analyst
Thanks.

Operator
Kevin Campbell with Avondale Partners.

Kevin Campbell — Avondale Partners — Analyst
Thanks for taking my questions. I was hoping you guys could talk a little bit about the interest income in the G&A? They were both a little higher than we had expected, so —. And I understand that the G&A, I think, was related to the deferred acquisition costs. But could you just give us an idea of maybe what we might expect going forward from both of these line items? That would be great.

Jerry O’Rourke — The GEO Group, Inc. — SVP, CFO
Kevin, this is Jerry. You’re exactly correct. We had the one-time $1.4 million influence associated with the write-down of the acquisition fees that had previously been deferred. So, we’re anticipating that we will probably be running in the $16.5 million per quarter run rate on the G&A, prospectively.

Kevin Campbell — Avondale Partners — Analyst
Okay, great. And were those acquisition fees related to CPT, or was it some of the acquisitions maybe you were looking at that didn’t come to fruition and then, therefore, you wrote it off?

Jerry O’Rourke — The GEO Group, Inc. — SVP, CFO
They were not CPT, and the rest of your question is confirmed.

Kevin Campbell — Avondale Partners — Analyst
Okay. And then on the interest income, again, that number was a little bit high. It was about what it was in the third quarter, I believe, but again higher than we had thought. Should we continue to expect it to be around that $2 million level?

George Zoley — The GEO Group, Inc. — Chairman, CEO
I think it is reasonable — between 1.5 and $2 million is where you should expect it to run out.

Kevin Campbell — Avondale Partners — Analyst
Okay, okay. And then could you talk a little bit about the current budgetary environment at the state level and whether or not these tight budgets are something that favor you guys in the near-term or short-term — short-term or perhaps more so over the long-term?

George Zoley — The GEO Group, Inc. — Chairman, CEO
I think the state budgetary difficulties actually favor us, particularly for those states that require additional beds. The needed capital funds for those additional beds, which, based on new construction costs of 60 to $70,000 a bed, are very hard to come by at the state level and they often compete with the need to build more schools, it makes an easier sell for us to present and pursue a privatization alternative for the states to add to their capacity by using private companies through either their own company financing or through project revenue bond financing that they help facilitate. So I think the current market as a whole really promotes the development in opportunities for more privatized beds.

Kevin Campbell — Avondale Partners — Analyst
Okay. And then real quickly, I missed this in your prepared comments. On LaSalle, you said that construction was delayed. Was it just delayed a month? Was that it, from April to May?

George Zoley — The GEO Group, Inc. — Chairman, CEO
It was just one month — they got a lot of rain this year.

Kevin Campbell — Avondale Partners — Analyst
Yes, okay. And real quickly on New Castle, were you going to be transferring all of the Arizona inmates back or was it just going to be the 200?

George Zoley — The GEO Group, Inc. — Chairman, CEO
No, they will all go back, as I discussed. And they will be — I said backfilled — actually, we will be receiving Indiana prisoners in advance of Arizona prisoners leaving.

Kevin Campbell — Avondale Partners — Analyst
All right. Great. Thank you very much.

Operator
T.C. Robillard with Banc of America Securities.

T.C. Robillard — Banc of America Securities — Analyst
Thank you. Good morning, guys. Just wanted to talk a little bit more on South Africa. George, can you just give us a sense of timing as to when they have indicated the RFPs will be awarded? And then from that standpoint, assuming you guys win one or more than one of those, can you give us a timeline to kind of construction and opening up the facility?

George Zoley — The GEO Group, Inc. — Chairman, CEO
They haven’t said when they will award at this time, and we don’t expect that will occur for some time. Our own estimates, based on what they have done in the past, is that an award could come by the end of the year, so fourth quarter. And then, these are very large projects. It will take two years thereafter to construct the facilities before they are permitted to open.

T.C. Robillard — Banc of America Securities — Analyst
Okay, perfect. And then just a couple housekeeping items. Jerry, can I get cash from ops and CapEx for the quarter?

Brian Evans — The GEO Group, Inc. — VP — Finance, Treasurer, Chief Accounting Officer
CapEx for the quarter was $47 million — this is Brian — $47 million including maintenance CapEx of about $3 million. And cash flow from operations was about $39 million.

T.C. Robillard — Banc of America Securities — Analyst
Okay, and Brian, could I get — do you have handy the op margins for kind of the main segments, U.S. Corrections, International and GEO Care?

Brian Evans — The GEO Group, Inc. — VP — Finance, Treasurer, Chief Accounting Officer
I don’t have those in front of me right now. Those will be in the 10-K, which we should be filing shortly.

T.C. Robillard — Banc of America Securities — Analyst
Okay, fair enough. Great. Thanks guys.

Operator
(inaudible)

Unidentified Participant

Hi, guys. Do you break out what percent of compensated mandates are from the US as opposed to international?

Brian Evans — The GEO Group, Inc. — VP — Finance, Treasurer, Chief Accounting Officer
In the 10-K and in the Qs, we disclose the amount of compensated mandates by international and US operations.

Unidentified Participant
Is that something you can share now?

Brian Evans — The GEO Group, Inc. — VP — Finance, Treasurer, Chief Accounting Officer
I don’t have the 10-K in front of me, but we will have it filed shortly.

Unidentified Participant
Okay. And historically, how do the international rates compare to the US rates?

Brian Evans — The GEO Group, Inc. — VP — Finance, Treasurer, Chief Accounting Officer
The occupancy levels?

Unidentified Participant
No, the per diem.

Brian Evans — The GEO Group, Inc. — VP — Finance, Treasurer, Chief Accounting Officer
They’re a little bit higher. You’ve got to remember that that is a rated effect also by the exchange rate. So those international per diem rates — average per diem rates — are higher this quarter than they would have been a year ago due to higher exchange rates.

Unidentified Participant
Okay. Do you guys have any plans to hedge that?

Brian Evans — The GEO Group, Inc. — VP — Finance, Treasurer, Chief Accounting Officer
No.

Unidentified Participant
Okay. And for ’08, do you have a CapEx estimate — a maintenance CapEx estimate?

Jerry O’Rourke — The GEO Group, Inc. — SVP, CFO
10 to $12 million is what our run rate has been on an annualized basis for maintenance CapEx.

Unidentified Participant

Okay, great. Thanks a lot, guys. Good quarter.

Operator
(OPERATOR INSTRUCTIONS) Todd Van Fleet with First Analysis.

Todd Van Fleet — First Analysis — Analyst
Since we’re recycling through, I will take a few more liberties. Could you guys give us the organic growth — or rather the contribution revenue from the foreign exchange in the quarter?
And then, Brian, if you could tell us whether there was some deferred interest in the quarter as well?

Brian Evans — The GEO Group, Inc. — VP — Finance, Treasurer, Chief Accounting Officer
Say again your first question.

Todd Van Fleet — First Analysis — Analyst
The impact of foreign exchange on revenue during the quarter? Did it add?

Brian Evans — The GEO Group, Inc. — VP — Finance, Treasurer, Chief Accounting Officer
Quarter-over-quarter, it was probably about $1 million — hold on, we are looking right now. It was about $1.5 million, $1.2 million. And then your other question.

Todd Van Fleet — First Analysis — Analyst
Deferred interest in the quarter that might have reduced the interest expense overall?

Brian Evans — The GEO Group, Inc. — VP — Finance, Treasurer, Chief Accounting Officer
There was some capitalized interest. I want to say it was about $600,000 to $800,000. That will be disclosed in the 10-K specifically, also.

Todd Van Fleet — First Analysis — Analyst
Okay. Bigger picture, George, as you and your — and you chat with your business development folks, and as we think — consider what is happening more broadly in the US, I think we have heard that — and consistent with what you guys expected, that the immigration flow is returning here in the earlier part of this year. You have got the project streamlined, impacting incarceration levels along the southwestern border.
Has there been any discussion between yourselves and your clients, your customers at the state levels regarding what the impact could be potentially for increased cooperation between state and federal law enforcement regarding illegal immigration flow? Have they had meaningful conversations? Do they understand impact that it is going to have on their state and local prison systems? Is that an issue? Is it not an issue? If you can kind of help us understand how you’re thinking about that.

George Zoley — The GEO Group, Inc. — Chairman, CEO

I guess from my personal view, it seems like the greatest impact is on the local court systems, the county courts, which are often — in these particular locations, where a project streamline is taking place, are small counties, rural counties with small jails, and therefore have kind of a bottleneck effect in the program. They only have a limited capacity of how many people they can detain, and therefore, a finite limit as to how many people eventually will be sent to us. So there is practical limitations to this new policy by the capacity of the counties to how many people they can readily detain.

Todd Van Fleet — First Analysis — Analyst
Okay. So if they don’t have capacity in their facilities at the local level, they wouldn’t pass those individuals on to another facility at perhaps the state level?

George Zoley — The GEO Group, Inc. — Chairman, CEO
They may — they may spread it around, but it’s more difficult. Wayne would like to add —.

Wayne Calabrese — The GEO Group, Inc. — Vice Chairman, President, COO
Yes, Todd. Further to the question about the federal detention activity first, the federal magistrates will process what they think can be processed in terms of the available space, but we do talk with them about making available the space we have that may be 80 or even 100 miles away and arrange transportation. So we are having ongoing discussions about that and some of that has already assisted us in bringing that Val Verde population up to its current status.
Your question also, I thought, was about the impact on states. And I think California, Arizona, New Mexico, Texas, those states are going to continue to be impacted by those illegal, undocumented aliens who come into the country and commit crimes that aren’t federal in nature, but are state felonies. And we have already seen in some cases states saying that their populations are — what — 15% to 25% represented by those folks. And I don’t see any change in that over the immediate or even mid-term.

Todd Van Fleet — First Analysis — Analyst
Okay. So really the two issues, then, Wayne, project streamline being one issue; but then perhaps increased co-operation between state and federal — or local, state and federal authorities being a catalyst for higher incarceration for capacity utilization levels. You would see a greater impact being — the greater impact from project streamline activity as opposed to the latter?

Wayne Calabrese — The GEO Group, Inc. — Vice Chairman, President, COO
I think the project streamline activity is going to continue to impact the numbers that we see in our federal detention space. And we are seeing that seasonally coming back now, as George discussed. And I think streamline and efforts like that to tighten and close that border are continuing to have the impact that was expected by those agencies, and our numbers are going up as a result seasonally now.
In terms of the states, though, I don’t see that — I haven’t seen a lot of additional cooperation, say, to bring down the numbers of prisoners in the states — the undocumented criminal aliens at the state levels. I think those numbers are continuing to increase, as they have over the last several years, and are going to continue to impact these states’ requirements for more beds.

Todd Van Fleet — First Analysis — Analyst
Thanks.

Operator
Jeff Kessler with Lehman Brothers.

Manav Patnaik, Lehman Brothers
I’m sorry — my question was answered.

Operator
Thank you.

Operator
William Gilchrist with Westfield Capital.

William Gilchrist — Westfield Capital — Analyst
Hey, guys. Thanks for the call. Quick question for you on Coke County, George. Can you just give us the options? So they put this — the County is actually auctioning off this facility? I’m just trying to get some sense of expansion opportunities to whoever gets that, and if there is any restrictions on what type of inmates go there or anything like that.

George Zoley — The GEO Group, Inc. — Chairman, CEO
The County, I think, just came out with their solicitation in the last few days. It’s due in the next ten days, I think, and it is a monetary type of auction. The proposal with the highest price will likely win. They are — they did indicate an interest in the proposer committing themselves to market the facility aggressively for several years.
I don’t think they have placed any kind of limitations, per se, on what prisoners can come in there. But if they are out-of-state prisoners, that issue will be regulated by Texas state law, which has a fairly comprehensive set of statutes that involve the involvement of the Texas Jail Standard Commission and the review of the facility and the prisoners, and requires, I believe, approval by the local Sheriff of the prisoners and the contract. So, Texas does have, probably, the oldest and most comprehensive standing laws governing the intake of out-of-state prisoners.

William Gilchrist — Westfield Capital — Analyst
So they are basically looking to Coke County — the County is looking to lease this out to someone? Is that — not an outright sale.

George Zoley — The GEO Group, Inc. — Chairman, CEO
No, it is an outright sale.

William Gilchrist — Westfield Capital — Analyst
Oh, an outright sale. Okay, okay.

George Zoley — The GEO Group, Inc. — Chairman, CEO
I believe they will cooperate to facilitate whatever kind of contracts or intergovernmental agreements would be available to reactivate this facility.

William Gilchrist — Westfield Capital — Analyst

Got you. And is there — moving on to the UK, can I just clarify something? So the December 5, the — I was kind of confused — 95, 100 additional beds is what they were initially talking about for 2012. They upped that to 10,500 beds? Is that right? Or was it an additional 10,500 beds on top of —?

Wayne Calabrese — The GEO Group, Inc. — Vice Chairman, President, COO
Bill, it is Wayne. It is additional. It is in addition to the 9500, is another 10,500, so in total —.

William Gilchrist — Westfield Capital — Analyst
0h, okay. Wow. All right. Okay, and so that’s — the visibility on those additional beds is way too far out.

Wayne Calabrese — The GEO Group, Inc. — Vice Chairman, President, COO
I don’t know if it is way too far out, but it is certainly farther out that ‘09, ‘10.

William Gilchrist — Westfield Capital — Analyst
Sure, sure. Yes. Okay. Excellent. Thanks a lot, guys.

Operator
Todd Van Fleet with First Analysis.

Todd Van Fleet — First Analysis — Analyst
Can’t pretend that California doesn’t exist anymore just because they have been quiet for a while. But do you guys expect any kind of resolution or movement in that state in 2008, or what is the next chip to fall here?

George Zoley — The GEO Group, Inc. — Chairman, CEO
Well, as we have said in the past, none of our guidance is dependent upon further business with — or new business with California, although we would certainly welcome it. We’re kind of waiting and watching ourselves as to what the legislature does with the governor’s very dramatic and apparently extreme proposals. From what we have heard, nothing much has happened, so we don’t know whether this will just result in some kind of stalemate or —. But none of our guidance is impacted by it.

Todd Van Fleet — First Analysis — Analyst
Okay. Let me turn to the business development pipeline then, George, for a second, You had mentioned Arizona and Virginia and Florida, I think, as you talked about kind of at the state level what is cooking in the new business pipeline. Is that because there have been actual RFPs or pretty detailed discussions going on with those states regarding what the RFP or the procurements might look like? I’m just wondering why you didn’t mention anything with the state of Idaho or maybe a few others.

George Zoley — The GEO Group, Inc. — Chairman, CEO
Well, we don’t mention everybody we’re talking to. We usually only mention opportunities that are in the public domain; that is, a solicitation that has come out either by a state or federal agency that is in the public domain.

Todd Van Fleet — First Analysis — Analyst

Okay. I will try to pull that one back under my hat, then. Thanks, guys.
Operator
There are no additional questions at this time. I would now like to turn the presentation back over to Mr. George Zoley.

George Zoley — The GEO Group, Inc. — Chairman, CEO
Well, we thank everyone for having joined us today. We look forward to addressing you at the next quarterly conference call. Thank you.

Operator
Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.